UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 4, 2010, the Company entered into a Settlement, Mutual Release and Termination Agreement (the “Agreement”) with Curis, Inc. to resolve a claim filed by Curis with the American Arbitration Association, relating to a June 2001 Agreement for the Purchase and Sale of Single-Chain Polypeptide Business (the “SCA Agreement”) between Curis and the Company’s wholly owned subsidiary Micromet AG under which Micromet AG acquired from Curis certain intellectual property assets relating to single chain antibodies, including patents and license agreements.  Under the SCA Agreement, Micromet AG made an upfront payment in cash and issued equity and a debt instrument to Curis.  In addition, under the terms of the SCA Agreement, Micromet AG had agreed to pay royalties on net sales of products covered by the assigned patents and on revenues received from licensing the assigned patents.  Pursuant to the Agreement, the Company will make a final payment of $4.0 million to Curis in order to settle the dispute and discharge and terminate all future payment obligations that would have arisen under the SCA Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: February 5, 2010	By:	/s/ Matthias Alder
Name: Matthias Alder
Title: Senior Vice President & General Counsel